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                                 Exhibit 99.1
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                       Press Release dated May 14, 1997

             A. D. TECH INC. MAKES OFFER TO ACQUIRE FOILMARK, INC.


TAUNTON, Mass., May 14, 1997 - Advanced Deposition Technologies Inc. (NASDAQ:
ADTC) announced today it has made an offer to purchase all of the stock of Foilmark, Inc. (NASDAQ: FLMK). The offer was sent to the Board of Directors of Foilmark, located in Newburyport, Mass. The terms and conditions of the offer have not been disclosed, except that the offer was made at a premium to the current market price of Foilmark's Common Stock.

"I believe there are excellent synergies in the technologies and the staff of both companies," said Glenn J. Walters, president/CEO of A. D. TECH. "Our award-winning, proprietary PMP process will add significant value to Foilmark's holographic product line and empower A. D. TECH to vertically integrate into the expanding and significant market for security holograms. We also have at least two other acquisition possibilities in other markets we want to pursue."

A. D. TECH expects this matter to be addressed by Foilmark's Board of Directors in the immediate future.

Foilmark Inc. (NASDAQ: FLMK) manufactures and markets hot foil, holographic films and related hot stamping equipment. Hot stamping foil is used to emboss complex attractive designs and logos onto products to improve package recognition, security and attract consumer attention. It is used on credit cards, medical devices, ID cards, passports and other consumer items such as: greeting cards, book covers, wine labels, housewares and sporting goods. For the fiscal year ended December 31, 1996, Foilmark has revenues of $37.2 million.

Advanced Deposition Technologies, Inc. (NASDAQ: ADTC) is a technology development corporation committed to commercializing new technologies and products related to thin films, coatings, dielectric film and vapor depositions. Currently, the company has product divisions in markets for electronics, microwave food packaging, security holograms, retroreflective films, and a product development group. The company either owns or licenses more than 35 patents and has approximately twelve patents pending. A. D. TECH pursues technology leadership positions in its existing markets and develops new products for emerging growth industries. On a selective basis, the company licenses its proprietary technologies and patents to market leaders who can accelerate the revenue growth of A. D. TECH's unique products and technologies into large-scale commercialization and markets.

Certain statements contained above are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events, results and/or timing may differ from the events, results and/or timing of project, estimated, or described above.